EXECUTION

AMENDED AND RESTATED

CUSTODY AGREEMENT

by and between

GREAT-WEST FUNDS, INC.

and

THE BANK OF NEW YORK MELLON

i

8.1 Tax Obligations	13
8.2 Pricing and Other Data	14
8.3 Statements and Reports	14
8.4 Review of Reports	15
8.5 Books and Records	15
8.6 Required Disclosure	15
8.7 Tools	15

SECTION 9 – PROVISIONS REGARDING CUSTODIAN	16
9.1 Standard of Care	16
9.2 Limitation of Duties and Liability	16
9.3 Losses	17
9.4 Gains	17
9.5 Force Majeure	18
9.6 Fees	18
9.7 Indemnification	18

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT	19
10.1 Amendment	19
10.2 Termination	19
10.3 Successors and Assigns	19

SECTION 11 – ADDITIONAL PROVISIONS	19
11.1 Non-Custody Assets	19
11.2 Appropriate Action	19
11.3 Governing Law	19
11.4 Representations	20
11.5 USA PATRIOT Act	20
11.6 Non-Fiduciary Status	20
11.7 Notices	20
11.8 Entire Agreement	20
11.9 Necessary Parties	20
11.10 Execution in Counterparts	20

ii

AMENDED AND RESTATED

CUSTODY AGREEMENT

AMENDED AND RESTATED CUSTODY AGREEMENT, dated as of the latest date set forth on the signature page hereto, between GREAT-WEST FUNDS, INC., a corporation organized under the laws of Maryland (the “Fund”) and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

WHEREAS, the Fund and the Custodian previously entered into a Custody Agreement dated June 24, 1991, and a Global Custody Agreement dated December 1, 1995, as amended from time to time, and the Custodian proposes to enter into this Amended and Restated Custodian Agreement to: (a) incorporate the prior agreements and applicable amendments into one agreement and to conform the terms of the prior agreements and such amendments; and (b) include certain other non-material changes to the agreement;

WHEREAS, the Fund wishes to employ the Custodian to act as custodian for the Fund and to provide related services, all as provided herein, and the Custodian is willing to accept such employment, subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and the Custodian hereby agree, as follows:

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1         Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“40 Act” shall have the meaning set forth in Section 1.3.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.5.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon Group” shall have the meaning set forth in Section 9.5.

ASP/GSP Custody

“Book-Entry System” shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Centralized Functions” shall have the meaning set forth in Section 9.5.

“Certificate” shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ‘40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Operational Losses” shall have the meaning set forth in Section 2.1.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian. Where the Custodian provides recorded lines for this purpose, such instructions must be given using such lines.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.1.

“Required Care” shall have the meaning set forth in Section 2.1.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer) that are acceptable to the Custodian.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule 1 hereto, and if none are listed references to Series shall be references to the Fund.

“Shares” shall have the meaning set forth in Section 6.1.

“Subcustodian” shall mean a bank or other financial institution (other than a Foreign Depository) located outside the United States which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.

1.2         Establishment of Account. (a) The Fund hereby appoints the Custodian as the custodian of all Securities and cash at any time delivered to the Custodian to be held under this Custody Agreement (the “Agreement”). The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which the Custodian will hold Securities and cash as provided herein. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of the Fund.

(b)         The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.

(c)         The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.

1.3         Representations and Warranties of the Fund. The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(a)         It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)         This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)         It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)         It will not use the services provided by the Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)         Based on the analysis of the custody risks associated with maintaining assets with each Foreign Depository, the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(f)         It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed by the Custodian, may conclusively be presumed by the Custodian without inquiry to have been given by person(s) duly authorized and may be acted upon as given;

(g)         It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(h)         Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(i)         It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(j)         It has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may require to assure such priority.

1.4         Representations and Warranties of the Custodian. The Custodian hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Custodian, that:

(a)         It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)         This Agreement has been duly authorized, executed and delivered by the Custodian and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)         It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)         It shall maintain business and disaster recovery plans consistent with general market accepted standards regarding such plans. The plans shall include reasonable provision for emergency use of electronic data processing equipment (the “DRBCP”). During the term of this Agreement, the Custodian shall not make material changes to the DRBCP which result in an impairment of the Custodian’s business continuity or preparation for a disaster recovery event; and

(e)         It shall maintain policies and procedures designed to protect the security of confidential information received pursuant to this Agreement (“Data Security Policies”). During the term of this Agreement, the Data Security Policies shall not be modified in a manner which would be reasonably likely to materially reduce the security of confidential information provided to Custodian hereunder.

1.5         Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

1.6         Authorized Instructions. The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Fund agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian.

1.7         Authentication. If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person. The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

1.8         On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement. If the Fund or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

SECTION 2 – CUSTODY SERVICES

2.1         Holding Securities. (a) Subject to the terms hereof, the Fund hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees. Securities held for the Fund hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.1, Subcustodians, Depositories, and subject to subsection (e) of this Section 2.1, Foreign Depositories in connection with its performance hereunder. Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodian. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in

Depositories or Foreign Depositories in which such Subcustodian participates. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Funds. The Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b)         The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing rules, terms, practices and procedures in the relevant market (“Required Care”). The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian (“Operational Losses”), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care: provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event. With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso above), the Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian and the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by the Custodian).

(c)         Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(d)         With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

(e)         With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events. In the event that a Foreign Depository is unable to meet the requirements of Rule 17f-7(a) of the ‘40 Act, Custodian shall, as soon as reasonably practicable, provide written notice of such event to the Fund, and move the Fund’s assets as the parties consider appropriate.

2.2         Depositories. Except with respect to its obligations under Rules 17f-5 and 17f-7 under the ‘40 Act, the Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository. Notwithstanding the foregoing sentence, the Custodian shall be liable for repayment to the Fund of cash credited to the Fund’s, the Custodian’s or a Subcustodian’s account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).

2.3         Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder. Except as otherwise provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.

2.4         Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:

a.         Receive all eligible income and other payments due to the Accounts;

b.         Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

c.         Facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);

d.         Forward to the Fund or its designee information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

e.         Forward to the Fund or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian. No further action or notification related to the bankruptcy case shall be required;

f.         Endorse for collection checks, drafts or other negotiable instruments; and

g.         Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.5         Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:

a.         Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;

b.         Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

c.         Deliver Securities in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.

2.6         Foreign Exchange Transactions. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories and Foreign Depositories. Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.

(b)         Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.

SECTION 3 – CORPORATE ACTIONS

3.1        Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository. Without actual receipt of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Fund.

3.2        Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee. If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3         Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4         Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

SECTION 4 – SETTLEMENT OF TRADES

4.1         Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2         Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3         Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. The Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice.

SECTION 5 – DEPOSITS AND ADVANCES

5.1        Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2         Sweep and Float. Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as disclosed in the Custodian’s float policy, a copy of which has been provided to the Fund.

5.3         Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in the relevant currency. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Fund agrees to repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

5.4         Securing Repayment. In order to secure repayment of the Fund’s obligations to the Custodian relating to or arising under this Agreement, the Fund hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, a continuing first lien and security interest in, and right of setoff against: (a) all of the Fund’s right, title and interest in and to all Accounts in the Fund’s name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof) and (b) any other property at any time held by the Custodian for the Fund. The Custodian acknowledges and agrees that the property of any one Series is the property of only that Series and in no event shall any Series be liable for the obligations of any other Series; that any person executing this Agreement has executed it on behalf of the Fund and not individually, and that the obligations of the Fund arising out of this Agreement are not binding upon such person or the Fund’s shareholders individually, but binding upon the property and other assets of the Fund; that no shareholders, directors or officers of the Fund may be held personally liable or responsible for any obligations of the Fund arising out of this Agreement. The Fund represents, warrants and covenants that it owns the Securities in the Accounts free and clear of all liens, claims and security interests, and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent. The Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect.

5.5         Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Fund in connection with any and all obligations of the Fund to the Custodian relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any and all of its obligations to the Custodian relating to or arising under this Agreement, the Custodian shall have the right without notice to the Fund to retain or set-off against such obligations of the Fund any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Fund, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Fund in any currency. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights. The Custodian acknowledges and agrees that its rights set forth in this Section 5.5 are limited to the property in each Series and that the property of any one Series is the property of only that Series and in no event shall any Series be liable for the obligations of any other Series; that any person executing this Agreement has executed it on behalf of the Fund and not individually, and that the obligations of the Fund arising out of this Agreement are not binding upon such person or the Fund’s shareholders individually, but binding upon the property and other assets of the Fund; that no shareholders, directors or officers of the Fund may be held personally liable or responsible for any obligations of the Fund arising out of this Agreement.

5.6         Bank Borrowings. If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities.

SECTION 6 – SALE AND REDEMPTION OF SHARES

6.1         Sale of Shares. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to the Custodian Instructions specifying the amount of cash and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series. Upon receipt of such cash, the Custodian shall credit such cash to an Account in the name of the Series for which such cash was received.

6.2         Redemption of Shares. Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the cash held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares. The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the cash held in an Account of the appropriate Series.

6.3         Check Redemptions. Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, the Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the cash held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises the Custodian that such check is not to be honored, the Custodian shall return such check unpaid.

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1         Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable to the dividend agent and the payment date.

7.2         Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

SECTION 8 – TAXES, REPORTS AND RECORDS

8.1         Tax Obligations. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

a.         The Custodian shall, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;

b.         The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

c.         The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian’s reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

8.2         Pricing and Other Data. In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers. The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder. The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found on the Data Terms Website. The Fund agrees to those terms as they are posted on the Data Terms Website from time to time. Certain Data Providers may not permit the Fund’s directed price to be used. Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.

8.3         Statements and Reports. The Custodian shall make available to the Fund a monthly report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month. The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods.

8.4         Review of Reports. If, within ninety (90) days after the Custodian makes available to the Fund a statement with respect to the Accounts, the Fund has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statement.

8.5         Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund, Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.

8.6         Required Disclosure. With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that it is the beneficial owner of the Securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 8.6, as Beneficial Owner:

[x] The Fund OBJECTS to disclosure

[  ] The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND.]

8.7         Tools. From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian’s input, evaluation and interpretation) (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post-trade basis whether transactions for an Account comply with the Fund’s investment guidelines, evaluating assets at risk and performing account reconciliations. Tools, as well as practices and processes developed by or for the Custodian in connection with the services provided to the Fund, (1) may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties not associated with the receipt of services under this Agreement and (2) are the sole and exclusive property of the Custodian (and its suppliers if applicable). The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided “AS IS”, whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools. THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS.

SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN

9.1         Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a reasonable professional custodian would observe in these affairs. With respect to the Securities, the Custodian shall exercise substantially the same degree of care as it would for its own accounts.

9.2         Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

a.         The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;

b.         The Custodian shall not be liable for any Losses that are not a direct result of the Custodian’s negligence or willful misconduct;

c.         The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

d.         The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account;

e.         The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

f.         The Custodian may obtain the advice of the Fund’s counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

g.         The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

h.         The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Fund; and

i.         The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction, except as provided in Section 2.1(b) and Section 2.2.

9.3         Losses. Under no circumstances shall the Custodian be liable to the Fund or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if the Custodian has been advised of the possibility of such damages.

9.4         Gains. Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the Fund is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian’s remedial action shall be solely for the account of the Custodian. The Custodian shall report to the Fund any loss assumed or benefit received by it as a result of taking such action.

9.5        Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes the Custodian to disclose information regarding the Fund and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing.

9.6         Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of the Custodian, including without limitation: work action or strike, lockout or other labor dispute; flood; war; riot; theft; act of terrorism; earthquake or natural disaster.

9.7         Fees. The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at the Custodian’s standard rates for such services as may be applicable. The Fund shall also reimburse the Custodian for out-of-pocket expenses that are a normal incident of the services provided hereunder.

9.8         Indemnification. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence, willful misconduct, material breach of contract, or violation of applicable law, regulation, or rule of a self-regulatory organization to which the Custodian is subject. This provision shall survive the termination of this Agreement.

The Custodian shall indemnify and hold harmless the Fund from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Custodian, relating to or arising out of the performance of the Fund’s obligations under this Agreement, except to the extent resulting from the Fund’s negligence, willful misconduct, material breach of contract, or violation of applicable law, regulation, or rule of a self-regulatory organization to which the Fund is subject. This provision shall survive the termination of this Agreement.

The Custodian agrees that claims made against each Series of the Fund respectively under this Agreement shall be satisfied only from assets of such Series, and not from the assets of any separate Series held hereunder; that any person executing this Agreement has executed it on behalf of the Fund and not individually, and that the obligations of the Fund arising out of this Agreement are not binding upon such person or the Fund’s shareholders individually, but binding upon the property and other assets of the Fund; that no shareholders, directors or officers of the Fund may be held personally liable or responsible for any obligations of the Fund arising out of this Agreement.

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT

10.1     Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.2     Termination. Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of such notice. Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian shall deliver to the Fund such Securities and cash. Provisions authorizing the disclosure of information shall survive termination of this Agreement. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

10.3     Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, including the assignment by the Custodian to any BNY Mellon Affiliate or any entity that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian. This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns.

SECTION 11 – ADDITIONAL PROVISIONS

11.1     Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian (“Non-Custody Assets”). Non-Custody Assets shall be designated on the Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2     Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any reasonable action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.

11.3     Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. Each party hereby irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.4     Representations. Each party represents and warrants to the other party that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

11.5     USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.6     Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.7     Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other party. All notices shall be effective upon receipt.

11.8     Entire Agreement. This Agreement, the Foreign Custody Manager Agreement, and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.9     Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.10  Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.11  Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.

Authorized Signer of: GREAT-WEST FUNDS, INC.		Authorized Officer of: THE BANK OF NEW YORK MELLON

By:	/s/ Edmund F. Murphy, III	By:	/s/ Donna F. Moses
Name:	Edmund F. Murphy, III	Name:	Donna F. Moses
Title:	President & CEO	Title:	Director
Date:	7/13/15	Date:	8/21/15

Address for Notice: Great-West Funds, Inc. 8515 E. Orchard Rd. Greenwood Village, CO 80111 Attention: Great-West Funds President cc: Great-West Funds Chief Compliance Officer		Address for Notice: The Bank of New York Mellon c/o BNY Mellon Asset Servicing One Wall Street New York, NY 10286 Attention: Asset Servicing Legal Department

SCHEDULE I

As of July 1, 2015

All series and classes of the Great-West Funds including, but not limited to, the following funds are subject to this Agreement. Notwithstanding the foregoing, the asset allocation series of the Great-West Funds are excluded from this Agreement.

Great-West American Century Growth Fund

Great-West Ariel Mid Cap Value Fund

Great-West Bond Index Fund

Great-West Federated Bond Fund

Great-West Goldman Sachs Mid Cap Value Fund

Great-West International Index Fund

Great-West Invesco Small Cap Value Fund

Great-West Loomis Sayles Bond Fund

Great-West Loomis Sayles Small Cap Value Fund

Great-West MFS International Growth Fund

Great-West MFS International Value Fund

Great-West Money Market Fund

Great-West Multi-Manager Large Cap Growth Fund

Great-West Putnam Equity Income Fund

Great-West Putnam High Yield Bond Fund

Great-West Real Estate Index Fund

Great-West S&P 500 Index Fund

Great-West S&P Mid Cap 400 Index Fund

Great-West S&P Small Cap 600 Index Fund

Great-West Secure Foundation Balanced ETF Fund

Great-West Short Duration Bond Fund

Great-West Small Cap Growth Fund

Great-West Stock Index Fund

Great-West T. Rowe Price Equity Income Fund

Great-West T. Rowe Price Mid Cap Growth Fund

Great-West Templeton Global Bond Fund

Great-West U.S. Government Mortgage Securities Fund

SUPPLEMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

HONG KONG - CHINA – STOCK CONNECT SERVICE

SPSA Account Model

Date: December 11, 2018

To: The Bank of New York Mellon

Re: Hong Kong - China – Stock Connect Service

Dear Sir or Madam:

Reference is made to the Amended and Restated Custody Agreement entered into between Great-West Funds, Inc. (Client) and The Bank of New York Mellon as custodian (BNYM) dated August 21, 2015, as amended or supplemented from time to time (CA). This letter (Letter) serves as a supplement to the CA and applies to all portfolios of Client listed on Appendix A to this Letter (each a Portfolio).

This Letter relates to the Hong Kong - China – Stock Connect Service (as the same is defined in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service between Shanghai Stock Exchange, Shenzhen Stock Exchange, China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange’s clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC). The service applies to securities (China Connect Securities) listed and traded on a China Connect Market via the China Connect Service.

Where used in this Letter, the term China Connect Market System has the meaning given to it in the Rules of the SEHK and the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

Client has indicated that it wishes to utilize the China Connect Service with respect to each Portfolio and this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect.

(a)	In respect of the China Connect Securities, BNYM will (and is authorized to):

(i)

as required by BNYM or as agreed and instructed, either establish, maintain and operate a segregated account/sub-account for a particular Portfolio or maintain the China Connect Securities applicable to the Portfolio as part of such Portfolio’s existing and non-segregated account set up, in each case in accordance with the CA and on BNYM’s books and records (each a BNYM China Connect Account/Record); and

(ii) at BNYM’s appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for each separate Portfolio for the deposit, custody and safekeeping of China Connect Securities (each a China Connect Account).

Client acknowledges and agrees that in respect of the China Connect Securities and Connect, the Subcustodian and its clearing affiliate is a participant with HKSCC and each Portfolio is opting to utilize the Special Segregated Account (SPSA) offering available at HKSCC through the Subcustodian for multiple broker appointment and dealing in China Connect Securities. An SPSA account will be established and maintained with HKSCC with respect to each separate Portfolio using the applicable identity and i.d. code and Client shall provide all information as is reasonably required to open and maintain the same.

Client is referred to the matters in paragraphs (i) and (j) below regarding HKSCC and its account with China Connect Clearing House.

(b)

In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of a relevant SPSA account/China Connect Account that it instructs BNYM to effect: (i) will not, unless permitted by the China Securities Regulatory Commission (CSRC), be in relation to the trading of China Connect Securities other than through the relevant China Connect Market System; and/or (ii) will only be made on a “no change of beneficial ownership” basis (excepting as noted in paragraph (e) below).

(c)

Client instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the BNYM service level description (Service Level Description) from time to time) that enables the special process detailed in the Service Level Description and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time). Client shall be responsible for all trade instructions issued to its broker engaged for trades in China Connect Securities and for the service as provided by BNYM under this Letter, Client is engaging its own broker or brokers (Broker which term will include HSBC Broker and any Designated Connect Broker (as defined below) unless otherwise specified) for Connect. BNYM is not party to any brokerage arrangement or agreement entered into between Client and any Broker and takes no responsibility for such brokerage services. Where Client engages any of Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company, HSBC Securities Brokers (Asia) Limited (HSBC Broker) or such other brokers as it may from time to time include in its SPSA “Plus” service (any such other broker being a Designated Connect Broker), the special terms outlined in paragraph (e)(ii) below will apply. Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker. Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure each applicable Portfolio has: (i) sufficient Yuan Renminbi – CNH or, as the case may be, US Dollars-USD or Hong Kong Dollars-HKD, for a purchase of China Connect Securities in its Cash Account (as defined below); and/or (ii) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account/Record and corresponding SPSA account/China Connect Account.

(d)

Client shall provide such information as may be required for Connect, including the particulars of its appointed Brokers from time to time and Client authorizes BNYM to disclose such details to the Subcustodian. Client acknowledges and agrees that the pre-trade checking procedure of SEHK will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and for Client’s executing Brokers (and Client is responsible for ensuring sufficient China Connect Securities for a sale as noted in paragraph (c) above). Client further authorizes the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities. Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities of a trade into or out of the relevant SPSA account/China Connect Account.

(e)

(i) Client acknowledges and agrees that settlement of sale or purchase trades may not occur on the trade date. Client’s and any Portfolio’s title, property or interests in China Connect Securities shall be subject to the “Securities on-hold” provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Securities shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC. Accordingly, settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilize the same day cash settlement run to achieve settlement on trade date but this is not mandatory and settlement may still occur later than the trade date (T+1) where the same day cash settlement run is not utilized and a buying broker/counterparty’s payment is only received fully and irrevocably in the morning of T+1 (local time). For a sale the Subcustodian will debit the relevant China Connect Securities from the relevant Portfolio’s SPSA account/China Connect Account and provide provisional credit of settlement and proceeds which BNYM will then credit to such Portfolio’s cash account(s) with BNYM which is designated for use in respect of such Portfolio’s China Connect Account (Cash Account) on the trade date. However, the Subcustodian may reverse/recall any provisional credit (and BNYM reserves the right to reverse/recall such credit as made in a Cash Account) in the event of buying broker/counterparty default or any other failure to receive funds. Where there is a requirement for a reversal/recall of credit,

Client shall be responsible for having available funds for such reversal/recall and BNYM reserves the right to charge the relevant Cash Account for the expenses of providing funds (including in circumstances where the Subcustodian requires the payment of such expenses). Such remedies as may be available for recovery will be for Client to pursue through HKSCC under the General Rules of CCASS and its Default Participant policy and the defaulting buying broker/counterparty.

(ii) Where, however, HSBC Broker is the executing Broker for Client on a sale trade, the settlement mentioned above is always on the basis that the trade will be on a delivery versus payment basis on trade date subject to Client meeting its requirements under paragraph (c) above and BNYM thereby issuing settlement instructions (i.e., this is offered synthetic delivery versus payment). Likewise, where a Designated Connect Broker is the Executing broker the Subcustodian will debit the relevant China Connect Securities from the relevant SPSA account/China Connect Account and provide credit of settlement and fund proceeds which BNYM will then credit to the relevant Cash Account on trade date and this will not be dependent on the settlement run.

(iii) Purchase trades and their settlement will be dependent on the executing Broker for Client meeting the requirements of full, good and irrevocable payment to HKSCC as noted above (settlement can occur on trade date or may be deferred to T+1 as explained above) and will be on a receive versus payment basis.

Paragraph (g) below details the exceptional circumstances in which trades may fail.

(f)

Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in the relevant BNYM China Connect Account/Record or SPSA account/China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements). Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client on behalf of the relevant Portfolio undertakes to reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and Client undertakes to provide such information as BNYM may require to fulfill its duties within the timeframe which BNYM advises. For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)

Trades can fail in certain circumstances (including if Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming or are late). Where there is a failure of delivery of China Connect Securities from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure may be commenced under provisions of the General Rules of CCASS against that executing Broker. The executing Broker will be permitted to submit an explanation to HKSCC at the end of that trading day to explain the shortfall due from a failed delivery from an SPSA account. If HKSCC accepts the explanation, the “Securities on hold” provisions for delivery (and withholding from selling arrangement) will not apply to all China Connect Securities of that same security/share or ISIN in the relevant SPSA account/China Connect Account and pending deliveries will be processed for settlement with the failed trade being subject to buy-in procedure. HKSCC may grant a buy-in exemption in respect of a failed delivery from the SPSA account but this will be subject to evidencing that there are sufficient securities available to cover the shortfall. If the conditions are met, the buy-in will be waived, however, in the absence of waiver a buy-in will be enforced the next trading day. Client may be made responsible for the costs/penalty resulting from any default by the executing Broker where buy-in is utilized. Where there is a failure on a purchase, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the applicable Cash Account, however, the Broker may claim its cost of funding and expenses from Client. Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)

Client acknowledges and agrees that the relevant Portfolio is the investor in the China Connect Securities and that Client shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service. Client further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, China Connect Clearing House, HKSCC, SEHK, a China Connect Market Operator and CCASS generally and as each of the same concern the China Connect Service, activities arising from the China Connect Service and/or regarding investments in China Connect Securities. Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC (People’s Republic of China) investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest). For the avoidance of doubt, Client acknowledges and agrees that: (i) BNYM’s duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client or any Portfolio is eligible to invest in China Connect Securities and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any Portfolio with respect to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i)

Client acknowledges and agrees that China Connect Securities are held centrally by HKSCC for the account of the CCASS Participant (in this case the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the People’s Republic of China and, accordingly will be subject to the requirements and laws of these jurisdictions and as the same apply to Client’s or any Portfolio’s title, property or interests in such China Connect Securities.

(j)

Client understands that China Connect Securities are uncertificated and are held by HKSCC in computerized form in the account maintained by HKSCC with China Connect Clearing House, and, as such, that the China Connect Securities credited to a China Connect Account are not registered or recorded with China Connect Clearing House in Client’s name, a Portfolio’s name, Subcustodian’s name or BNYM’s name. All China Connect Securities will be recorded in the name of HKSCC with China Connect Clearing House. BNYM cannot guarantee nor does it take any liability or responsibility for investment in China Connect Securities and Client’s or any Portfolio’s title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration (and the position of HKSCC stated under paragraph (i) above) and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the People’s Republic of China (and any conflict between the same).

(k)

Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC’s aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to Client’s China Connect Service transactions Client on behalf of the relevant Portfolio hereby indemnifies and shall hold BNYM harmless, and, further, Client shall have no recourse against BNYM for the balance of any money or securities.

(l)

Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it and each Portfolio in respect of use of the China Connect Service. These include the following (such list is not exhaustive): Investment Restrictions, Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(m)

Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any broker (including HSBC Broker and any other Broker), stock exchange, depository or clearing entity in connection with the China Connect Service.

(n)

Client on behalf of the relevant Portfolio shall indemnify and hold BNYM harmless from any liabilities, costs and expenses (including, without limitation, overdraft charges and market fines): (i) arising from the provision of BNYM’s services for the China Connect Service; and (ii) arising from any provision of Instructions to BNYM that- (x) are late or received after specified deadlines, (y) do not match an instruction to a Broker or which require a trade of a type not supported under BNYM’s services in respect of Connect or (z) in general, are not in accordance with BNYM’s requirements as referred to in this Letter. Further, Client shall have no recourse against BNYM for any loss, cost, expense, claim or action arising from broker error or infringement in connection with transactions for China Connect Securities.

(o)

Client acknowledges and agrees that it will pay the fees and expenses to BNYM for BNYM’s services under this Letter as agreed between Client and BNYM (and as such fees and expenses are amended from time to time).

(p)

If Client wishes to terminate its use of the China Connect Service under this Letter with BNYM with respect to a particular Portfolio it will provide 30 days written notice of termination to BNYM. BNYM may terminate its services under this Letter with respect to a particular Portfolio by 60 days written notice of termination to Client. Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of Client or a particular Portfolio (HSBC Termination). Upon being definitively informed of an HSBC Termination by the Subcustodian, BNYM will promptly inform Client of the same. BNYM shall by written notice to Client terminate its services under this Letter with respect to the relevant Portfolio at such time that the HSBC Termination takes place and notwithstanding the 60 day notice provision set forth above BNYM’s services under this Letter shall terminate at the time that the HSBC Termination takes place.

Without limitation to the foregoing, Client authorizes BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise). Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA. This Letter shall be governed by and construed in accordance with the same governing law as in the CA. For the avoidance of doubt, this Letter does not affect the duties or obligations of BNYM under the Foreign Custody Manager Agreement between Client and BNYM dated July 1, 2015.

Agreed and accepted by

Great-West Funds, Inc.:

Signature:

Name:

Title:

The Bank of New York Mellon:

Signature:

Name:

Title:

Appendix A

PORTFOLIO	SLEEVE (if applicable)

Great West International Value Fund	MFS (Acct# 269505)

Great-West Emerging Markets Equity Fund	Lazard (Acct# 805154)

Great-West Emerging Markets Equity Fund	UBS (Acct# 805157)

Note: (1) each entity listed in the Portfolio column is a Portfolio, although with respect to each sleeve listed in the Sleeve column, for purposes of the account structure set forth in paragraph (a) that structure is established with respect to a particular sleeve commensurate with the account structure established under the CA with respect to such sleeve (and the terms BNYM China Connect Account/Record, China Connect Account, SPSA account, and Cash Account have the meanings that correspond to that account structure established under the CA), (2) the provisions of paragraph (p) (including with respect to an HSBC Termination) are intended to apply on a sleeve-by-sleeve basis and (3) a sleeve may be considered to be the investor in China Connect Securities.

EXECUTION

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of July 1, 2015 by and between Great-West Funds, Inc. (the “Fund”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund and BNY previously entered into custody agreements, including a Foreign Custody Manager Agreement dated April 26, 2001 (the “Prior FCM Agreement”), and BNY proposed to enter into an Amended and Restated Custodian Agreement with the Fund to replace the prior custody agreements;

WHEREAS, the termination of the prior custody agreements resulted in the termination of the Prior FCM Agreement and, as a result, the parties desire to enter into this Agreement;

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.     “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

2.     “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3.     “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4.     “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5.     “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

6.     “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to BNY as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.

BNY AS A FOREIGN CUSTODY MANAGER

1.     The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2.     BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3.     BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1.     Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2.    For purposes of clause (d) of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.

REPRESENTATIONS

1.     The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2.     BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

ARTICLE V.

CONCERNING BNY

1.     BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2.     The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

3.     For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

4.     BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1.     This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2.     Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at BNY Mellon Center, Room 1035, Pittsburgh, Pennsylvania 15258, or at such other place as BNY may from time to time designate in writing.

3.     Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 8515 E. Orchard Road, Greenwood Village, Colorado 80111 or at such other place as the Fund may from time to time designate in writing.

4.     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5.     This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6.     The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.     This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

GREAT-WEST FUNDS, on behalf of each of the Series identified in Annex I

By:	/s/ Edmund F. Murphy
Title:	President & CEO

THE BANK OF NEW YORK MELLON

By:	/s/ Donna F. Moses
Title:	Director

ANNEX I

Fund Name

Great-West American Century Growth Fund

Great-West Ariel Mid Cap Value Fund

Great-West Bond Index Fund

Great-West Federated Bond Fund

Great-West Goldman Sachs Mid Cap Value Fund

Great-West International Index Fund

Great-West Invesco Small Cap Value Fund

Great-West Loomis Sayles Bond Fund

Great-West Loomis Sayles Small Cap Value Fund

Great-West MFS International Growth Fund

Great-West MFS International Value Fund

Great-West Multi-Manager Large Cap Growth Fund

Great-West Putnam Equity Income Fund

Great-West Putnam High Yield Bond Fund

Great-West Real Estate Index Fund

Great-West S&P 500 Index Fund

Great-West S&P Mid Cap 400 Index Fund

Great-West S&P Small Cap 600 Index Fund

Great-West Short Duration Bond Fund

Great-West Small Cap Growth Fund

Great-West Stock Index Fund

Great-West T. Rowe Price Equity Income Fund

Great-West T. Rowe Price Mid Cap Growth Fund

Great-West Templeton Global Bond Fund

Great-West U.S. Government Mortgage Securities Fund

Great-West Secure Foundation Balanced ETF Fund

Great-West Money Market Fund

SCHEDULE I

Specified Countries

ARGENTINA

AUSTRALIA

AUSTRIA

BELGIUM

BRAZIL

CANADA

CHINA

COLOMBIA

CROATIA

CZECH REPUBLIC

DENMARK

EGYPT

FINLAND

FRANCE

GERMANY

GHANA

GREECE

HONG KONG

HUNGARY

ICELAND

INDIA

INDONESIA

IRELAND

ISRAEL

ITALY

JAPAN

MALAYSIA

MAURITIUS

MEXICO

MOROCCO

NETHERLANDS

NEW ZEALAND

NORWAY

PAKISTAN

PERU

PHILIPPINES

POLAND

PORTUGAL

ROMANIA

SERBIA

SINGAPORE

SLOVAK REPUBLIC

SOUTH AFRICA

SOUTH KOREA

SPAIN

SWEDEN

SWITZERLAND

TAIWAN

THAILAND

TURKEY

UKRAINE

URUGUAY

UNITED KINGDOM

VENEZUELA

ZAMBIA